QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

KPMG LLP
Chartered Accountants	Telephone (416) 228-7000
Yonge Corporation Centre	Telefax (416) 228-7123
4100 Yonge Street, Suite 200	www.kpmg.ca
North York, ON M2P 2H3

Consent of Independent Accountants

The Board of Directors
Celestica Inc.

We consent to the use of our report dated January 21, 2003 relating to the consolidated balance sheets of Celestica Inc. as at December 31, 2002 and 2001, and the related consolidated statements of earnings (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the references to our firm under the heading "Experts" in the Registration Statement on Form F-3/A. Our report dated January 21, 2003, included Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences, which referred to changes in accounting principles adopted by the Company relating to Goodwill, Other Intangible Assets and Stock-based Compensation and Other Stock-based Payments (note 2(q)).

Toronto, Canada
March 24, 2004

QuickLinks

Consent of Independent Accountants